                                UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549


                                 SCHEDULE 13G


                   UNDER THE SECURITIES EXCHANGE ACT OF 1934

                            (Amendment No.      1      )*
                                          ------------


                               Friedman's Inc.
-------------------------------------------------------------------------------
                               (Name of Issuer)



                             CLASS A COMMON STOCK
-------------------------------------------------------------------------------
                        (Title of Class of Securities)




                                 358438-10-9
                   -----------------------------------------
                                (CUSIP Number)





*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP NO.  358438-10-9             SCHEDULE 13G        PAGE   2   OF  12   PAGES
         ---------------------                              -----    -----

  (1)     NAMES OF REPORTING PERSONS
          S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

                  Friedman's Jewelers, Inc.
          ---------------------------------------------------------------------

  (2)     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (A)   [ x ]
                                                                    (B)   [   ]

          ---------------------------------------------------------------------

  (3)     SEC USE ONLY

          ---------------------------------------------------------------------

  (4)     CITIZENSHIP OR PLACE OF ORGANIZATION
                 Georgia
          ---------------------------------------------------------------------

                       (5)     SOLE VOTING POWER
  NUMBER OF                        -0-
   SHARES              --------------------------------------------------------
 BENEFICIALLY          (6)     SHARED VOTING POWER
  OWNED BY                      1,224,838
    EACH               --------------------------------------------------------
  REPORTING            (7)     SOLE DISPOSITIVE POWER
 PERSON WITH                       -0-
                       --------------------------------------------------------
                       (8)     SHARED DISPOSITIVE POWER
                                1,224,838
                       --------------------------------------------------------

  (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
            1,224,838
          ---------------------------------------------------------------------

 (10)     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN
          SHARES*
            N/A
          ---------------------------------------------------------------------

 (11)     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
            9.3%
          ---------------------------------------------------------------------

 (12)     TYPE OF REPORTING PERSON*
            CO
          ---------------------------------------------------------------------
                    *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO.  358438-10-9             SCHEDULE 13G        PAGE   3   OF  12   PAGES
         ---------------------                              -----    -----

  (1)     NAMES OF REPORTING PERSONS
          S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS
              Friedman's Jewelers, Inc., Anniston
          ---------------------------------------------------------------------

  (2)     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (A)   [ x ]
                                                                    (B)   [   ]

          ---------------------------------------------------------------------

  (3)     SEC USE ONLY

          ---------------------------------------------------------------------

  (4)     CITIZENSHIP OR PLACE OF ORGANIZATION
              Georgia
          ---------------------------------------------------------------------

                       (5)     SOLE VOTING POWER
  NUMBER OF                       -0-
   SHARES              --------------------------------------------------------
 BENEFICIALLY          (6)     SHARED VOTING POWER
  OWNED BY                        1,224,838
    EACH               --------------------------------------------------------
  REPORTING            (7)     SOLE DISPOSITIVE POWER
 PERSON WITH                      -0-
                       --------------------------------------------------------
                       (8)     SHARED DISPOSITIVE POWER
                                  1,224,838
                       --------------------------------------------------------

  (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
             1,224,838
          ---------------------------------------------------------------------

 (10)     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN
          SHARES*
             N/A
          ---------------------------------------------------------------------

 (11)     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
             9.3%
          ---------------------------------------------------------------------

 (12)     TYPE OF REPORTING PERSON*
             CO
          ---------------------------------------------------------------------
                    *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO.   358438-10-9            SCHEDULE 13G        PAGE   4   OF  12   PAGES
         ---------------------                              -----    -----

  (1)     NAMES OF REPORTING PERSONS
          S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS
            Friedman's Jewelers, Inc., Greenville
          ---------------------------------------------------------------------

  (2)     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (A)   [ x ]
                                                                    (B)   [   ]

          ---------------------------------------------------------------------

  (3)     SEC USE ONLY

          ---------------------------------------------------------------------

  (4)     CITIZENSHIP OR PLACE OF ORGANIZATION
             South Carolina
          ---------------------------------------------------------------------

                       (5)     SOLE VOTING POWER
  NUMBER OF                         -0-
   SHARES              --------------------------------------------------------
 BENEFICIALLY          (6)     SHARED VOTING POWER
  OWNED BY                          1,224,838
    EACH               --------------------------------------------------------
  REPORTING            (7)     SOLE DISPOSITIVE POWER
 PERSON WITH                        -0-
                       --------------------------------------------------------
                       (8)     SHARED DISPOSITIVE POWER
                                    1,224,838
                       --------------------------------------------------------

  (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
              1,224,838
          ---------------------------------------------------------------------

 (10)     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN
          SHARES*
              N/A
          ---------------------------------------------------------------------

 (11)     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
              9.3%
          ---------------------------------------------------------------------

 (12)     TYPE OF REPORTING PERSON*
              CO
          ---------------------------------------------------------------------
                    *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO.    358438-10-9           SCHEDULE 13G        PAGE   5   OF  12   PAGES
         ---------------------                              -----    -----

  (1)     NAMES OF REPORTING PERSONS
          S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS
             Friedman's Jewelers, Inc., Marietta
          ---------------------------------------------------------------------

  (2)     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (A)   [ x ]
                                                                    (B)   [   ]

          ---------------------------------------------------------------------

  (3)     SEC USE ONLY

          ---------------------------------------------------------------------

  (4)     CITIZENSHIP OR PLACE OF ORGANIZATION
             Georgia
          ---------------------------------------------------------------------

                       (5)     SOLE VOTING POWER
  NUMBER OF                        -0-
   SHARES              --------------------------------------------------------
 BENEFICIALLY          (6)     SHARED VOTING POWER
  OWNED BY                         1,224,838
    EACH               --------------------------------------------------------
  REPORTING            (7)     SOLE DISPOSITIVE POWER
 PERSON WITH                       -0-
                       --------------------------------------------------------
                       (8)     SHARED DISPOSITIVE POWER
                                   1,224,838
                       --------------------------------------------------------

  (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
             1,224,838
          ---------------------------------------------------------------------

 (10)     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN
          SHARES*
             N/A
          ---------------------------------------------------------------------

 (11)     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
             9.3%
          ---------------------------------------------------------------------

 (12)     TYPE OF REPORTING PERSON*
             CO
          ---------------------------------------------------------------------
                    *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO.   358438-10-9            SCHEDULE 13G        PAGE   6   OF  12   PAGES
         ---------------------                              -----    -----

  (1)     NAMES OF REPORTING PERSONS
          S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS
              Friedman's Jewelers, Inc., Oglethorpe
          ---------------------------------------------------------------------

  (2)     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (A)   [ x ]
                                                                    (B)   [   ]

          ---------------------------------------------------------------------

  (3)     SEC USE ONLY

          ---------------------------------------------------------------------

  (4)     CITIZENSHIP OR PLACE OF ORGANIZATION
             Georgia
          ---------------------------------------------------------------------

                       (5)     SOLE VOTING POWER
  NUMBER OF                       -0-
   SHARES              --------------------------------------------------------
 BENEFICIALLY          (6)     SHARED VOTING POWER
  OWNED BY                        1,224,838
    EACH               --------------------------------------------------------
  REPORTING            (7)     SOLE DISPOSITIVE POWER
 PERSON WITH                      -0-
                       --------------------------------------------------------
                       (8)     SHARED DISPOSITIVE POWER
                                  1,224,838
                       --------------------------------------------------------

  (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
               1,224,838
          ---------------------------------------------------------------------

 (10)     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN
          SHARES*
               N/A
          ---------------------------------------------------------------------

 (11)     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
               9.3%
          ---------------------------------------------------------------------

 (12)     TYPE OF REPORTING PERSON*
               CO
          ---------------------------------------------------------------------
                    *SEE INSTRUCTIONS BEFORE FILLING OUT!

USIP NO.   358438-10-9            SCHEDULE 13G        PAGE    7   OF  12   PAGES
         ---------------------                              -----    -----

  (1)     NAMES OF REPORTING PERSONS
          S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS
              Stanley Jewelers, Inc.
          ---------------------------------------------------------------------

  (2)     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (A)   [ x ]
                                                                    (B)   [   ]

          ---------------------------------------------------------------------

  (3)     SEC USE ONLY

          ---------------------------------------------------------------------

  (4)     CITIZENSHIP OR PLACE OF ORGANIZATION
             Georgia
          ---------------------------------------------------------------------

                       (5)     SOLE VOTING POWER
  NUMBER OF                       -0-
   SHARES              --------------------------------------------------------
 BENEFICIALLY          (6)     SHARED VOTING POWER
  OWNED BY                        1,224,838
    EACH               --------------------------------------------------------
  REPORTING            (7)     SOLE DISPOSITIVE POWER
 PERSON WITH                      -0-
                       --------------------------------------------------------
                       (8)     SHARED DISPOSITIVE POWER
                                  1,224,838
                       --------------------------------------------------------

  (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
               1,224,838
          ---------------------------------------------------------------------

 (10)     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN
          SHARES*
               N/A
          ---------------------------------------------------------------------

 (11)     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
               9.3%
          ---------------------------------------------------------------------

 (12)     TYPE OF REPORTING PERSON*
               CO
          ---------------------------------------------------------------------
                    *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO.  358438-10-9            SCHEDULE 13G        PAGE    8   OF  12   PAGES
         ---------------------                              -----    -----

  (1)     NAMES OF REPORTING PERSONS
          S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS
              Stanley Jewelers, Inc., Tampa
          ---------------------------------------------------------------------

  (2)     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (A)   [ x ]
                                                                    (B)   [   ]

          ---------------------------------------------------------------------

  (3)     SEC USE ONLY

          ---------------------------------------------------------------------

  (4)     CITIZENSHIP OR PLACE OF ORGANIZATION
             Florida
          ---------------------------------------------------------------------

                       (5)     SOLE VOTING POWER
  NUMBER OF                       -0-
   SHARES              --------------------------------------------------------
 BENEFICIALLY          (6)     SHARED VOTING POWER
  OWNED BY                        1,224,838
    EACH               --------------------------------------------------------
  REPORTING            (7)     SOLE DISPOSITIVE POWER
 PERSON WITH                      -0-
                       --------------------------------------------------------
                       (8)     SHARED DISPOSITIVE POWER
                                  1,224,838
                       --------------------------------------------------------

  (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
               1,224,838
          ---------------------------------------------------------------------

 (10)     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN
          SHARES*
               N/A
          ---------------------------------------------------------------------

 (11)     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
               9.3%
          ---------------------------------------------------------------------

 (12)     TYPE OF REPORTING PERSON*
               CO
          ---------------------------------------------------------------------
                    *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                                              Page 9 of 12 pages


ITEM 1.
                 (a)      Friedman's Inc.
                 (b)      4 West State Street
                          Savannah, Georgia 31401


ITEM 2.
                 (a)
                          (1)     Friedman's Jewelers, Inc.
                          (2)     Friedman's Jewelers, Inc., Anniston
                          (3)     Friedman's Jewelers, Inc., Greenville
                          (4)     Friedman's Jewelers, Inc., Marietta
                          (5)     Friedman's Jewelers, Inc., Oglethorpe
                          (6)     Stanley Jewelers, Inc.
                          (7)     Stanley Jewelers, Inc., Tampa

                 (b)      P.O. Box 9925
                          Savannah, Georgia 31412

                 (c)
                          (1)     Georgia
                          (2)     Georgia
                          (3)     South Carolina
                          (4)     Georgia
                          (5)     Georgia
                          (6)     Georgia
                          (7)     Florida

                 (d)      Class A Common Stock, $0.01 par value

                 (e)      358438-10-9


ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULE 13D-1(B), OR 13D-2(B), CHECK WHETHER THE PERSON FILING IS A:

                 Not Applicable


ITEM 4.          OWNERSHIP

                 (a)      Amount Beneficially Owned:          1,224,838 shares

                 (b)      Percent of Class:  9.3%

                                                             Page 10 of 12 pages


                 (c)      Number of shares as to which such person has:

                         (i)     sole power to vote or to direct the vote:  None
                         (ii)    shared power to vote or to direct the vote:
                                 1,224,838
                        (iii) sole power to dispose or to direct the disposition: None
                        (iv) shared power to dispose or to direct the disposition: 1,224,838


ITEM 5.          OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

                 Not Applicable


ITEM 6.          OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

                 Not Applicable


ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED BY THE PARENT HOLDING COMPANY

                 Not Applicable


ITEM 8.          IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

                 Not Applicable


ITEM 9.          NOTICE OF DISSOLUTION OF GROUP

                 Not Applicable


ITEM 10.         CERTIFICATION

                 Not Applicable

                                                             Page 11 of 12 pages

                                   SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: February 13, 1997

                                FRIEDMAN'S JEWELERS, INC.

                                By: /s/ Herman K. Friedman, VP
                                   ---------------------------------------
                                    Herman K. Friedman, Vice President

                                FRIEDMAN'S JEWELERS, INC., ANNISTON

                                By:  /s/ Herman K. Friedman, VP
                                     -----------------------------------
                                      Herman K. Friedman, Vice President

                                FRIEDMAN'S JEWELERS, INC., GREENVILLE

                                By:  /s/ Herman K. Friedman, VP
                                     -----------------------------------
                                      Herman K. Friedman, Vice President

                                FRIEDMAN'S JEWELERS, INC., MARIETTA

                                By:  /s/ Herman K. Friedman, VP
                                     -----------------------------------
                                      Herman K. Friedman, Vice President

                                FRIEDMAN'S JEWELERS, INC., OGLETHORPE

                                By:  /s/ Herman K. Friedman, VP
                                     -----------------------------------
                                      Herman K. Friedman, Vice President

                                STANLEY JEWELERS, INC.

                                By:  /s/ Herman K. Friedman, VP
                                     -----------------------------------
                                      Herman K. Friedman, Vice President

                                STANLEY JEWELERS, INC., TAMPA

                                By:  /s/ Herman K. Friedman, VP
                                     -----------------------------------
                                      Herman K. Friedman, Vice President

                                                             Page 12 of 12 pages


                     AGREEMENT PURSUANT TO RULE 13d-1(f)(1)

          The undersigned hereby agree and consent to the joint filing on their behalf of the Schedule 13G to which this Agreement is attached and any amendments to such Schedule 13G in connection with their beneficial ownership of Class A Common Stock of Friedman's Inc.

Dated: February 13, 1997
                                        FRIEDMAN'S JEWELERS, INC.

                                        By:  /s/ Herman K. Friedman, VP
                                             -----------------------------------
                                              Herman K. Friedman, Vice President

                                        FRIEDMAN'S JEWELERS, INC., ANNISTON

                                        By:  /s/ Herman K. Friedman, VP
                                             -----------------------------------
                                              Herman K. Friedman, Vice President

                                        FRIEDMAN'S JEWELERS, INC., GREENVILLE

                                        By:  /s/ Herman K. Friedman, VP
                                             -----------------------------------
                                              Herman K. Friedman, Vice President

                                        FRIEDMAN'S JEWELERS, INC., MARIETTA

                                        By:  /s/ Herman K. Friedman, VP
                                             -----------------------------------
                                              Herman K. Friedman, Vice President

                                        FRIEDMAN'S JEWELERS, INC., OGLETHORPE

                                        By:  /s/ Herman K. Friedman, VP
                                             -----------------------------------
                                              Herman K. Friedman, Vice President

                                        STANLEY JEWELERS, INC.

                                        By:  /s/ Herman K. Friedman, VP
                                             -----------------------------------
                                              Herman K. Friedman, Vice President

                                        STANLEY JEWELERS, INC., TAMPA

                                        By:  /s/ Herman K. Friedman, VP
                                             -----------------------------------
                                              Herman K. Friedman, Vice President